UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

Cynapsus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Canada	001-37426	98-1226819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

828 Richmond Street West, Toronto, Ontario, Canada (Address of principal executive offices)	M6J 1C9 (Zip Code)

Registrant’s telephone number, including area code: 416-703-2449

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2016, Cynapsus Therapeutics Inc. (“Cynapsus”) and MonoSol Rx, LLC (“MonoSol Rx”) entered into a license agreement (the “License Agreement” or the “Agreement”) pursuant to which MonoSol Rx granted Cynapsus an exclusive, worldwide license (with the right to sub-license) to certain intellectual property, including existing and future patents and patent applications, covering all oral films containing apomorphine for the treatment of OFF episodes in Parkinson’s disease patients, as well as two other fields.

In consideration for the rights granted to Cynapsus under the License Agreement, MonoSol Rx received an upfront payment of $5 million. MonoSol Rx shall also receive (i) an aggregate of $13 million in connection with specified regulatory and development milestones in the United States and Europe, which are due and payable on or before December 1, 2018 (the “Initial Milestone Payments”), (ii) certain one-time milestone payments related to product availability and regulatory approval in the United States and Europe, (iii) certain one-time milestone payments based on the achievement of specific annual net sales thresholds of APL-130277, and (iv) ongoing mid-single digit percentage royalty payments related to the net sales of APL-130277 (subject to reduction to low-single digit percentage royalty payments in certain circumstances), subject to certain minimum payments. With the exception of the Initial Milestone Payments, there can be no guarantee that any such milestones will in fact be met or payable.

The License Agreement will continue until terminated by MonoSol Rx or Cynapsus in accordance with the termination provisions of the Agreement.

As more fully described in the License Agreement, MonoSol Rx generally may terminate the Agreement if (i) Cynapsus fails to make any payments required under the Agreement when due and after receiving certain notice from MonoSol Rx; (ii) Cynapsus fails to commercialize APL-130277 in at least one Major Market (as defined in the Agreement) by January 1, 2020; (iii) Cynapsus pays to MonoSol Rx not more than the minimum royalty payment due for any 30 consecutive months from the date of first commercial sale; (iv) Cynapsus fails a primary endpoint of its current Phase 3 studies (CTH-300 and CTH-301) and either fails to start another Phase 3 study within six months after such failed primary endpoint, or fails a primary endpoint of any subsequent Phase 3 study; (v) Cynapsus publicly challenges the validity or enforceability of the Licensed Patents (as defined in the Agreement); or (vi) no further royalty payments are due and payable to MonoSol Rx.

As more fully described in the License Agreement, Cynapsus generally may terminate the Agreement if (i) MonoSol Rx fails to use commercially reasonable efforts to defend the Licensed Patents in response to a Patent Infringement Claim (as defined in the Agreement); (ii) MonoSol Rx is in material breach of the Agreement, which breach is not remedied after receiving notice thereof; (iii) after June 30, 2017, but prior to commercialization of APL-130277, upon certain notice to MonoSol Rx, if Cynapsus has abandoned further development of APL-130277; or (iv) at any time after December 31, 2024, Cynapsus may terminate the Agreement for any reason upon certain notice to MonoSol Rx. Cynapsus may also terminate the License Agreement if it can establish that a Material Decline (as defined in the Agreement) has occurred in a jurisdiction as a result of MonoSol Rx licensing to a third party any Licensed Patents to develop or commercialize apomorphine either alone or in combination with another active agent, for any human use, solely with respect to such jurisdiction(s) that have suffered a Material Decline, upon certain notice to MonoSol Rx.

Additionally, either party may terminate the License Agreement (i) in connection with certain bankruptcy events; or (ii) in connection with certain material misrepresentations; breach of representations, warranties or covenants; or breach of exclusivity or confidentiality provisions, as set forth in the Agreement. The License Agreement also contains, without limitation, customary representations, warranties and covenants of the parties, as well as provisions relating to confidentiality, indemnification and other matters.

All dollar amounts in this Current Report on Form 8-K are set forth in U.S. dollars. The foregoing summary of certain terms of the License Agreement is not complete and is qualified by reference to the full text of the License Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.01 by reference.

Item 8.01 Other Events.

On April 4, 2016, Cynapsus issued a press release regarding the License Agreement. A copy of Cynapsus’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d)	Exhibits

Exhibit No.	Description
10.1#	License Agreement dated April 1, 2016 by and between MonoSol Rx and Cynapsus
99.1	Press release dated April 4, 2016.

# Confidential portions of the exhibit have been redacted and filed separately with the United States Securities and Exchange Commission (“SEC”) pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNAPSUS THERAPEUTICS INC.

Date: April 6, 2016	By:	/s/ Andrew Williams
	Name:	Andrew Williams
	Title:	Chief Operating Officer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1#	License Agreement dated April 1, 2016 by and between MonoSol Rx and Cynapsus
99.1	Press release dated April 4, 2016.

# Confidential portions of the exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Exchange Act.